Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

March 13, 2017

Collegium Pharmaceutical, Inc.
780 Dedham Street, Suite 800
Canton, MA 02021

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is being furnished to you in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-213964) (as amended from time to time, the “Registration Statement”), filed by Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”), and declared effective on October 18, 2016, for the registration of, among other things, an indeterminate number of shares of Common Stock, $0.001 par value per share, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (ii) the prospectus supplement, dated March 13, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the issuance and sale from time to time by the Company of shares of Common Stock with an aggregate offering price of up to $60,000,000 (the “Shares”).

We understand that the Shares are to be offered and sold in the manner set forth in the Prospectus pursuant to a Controlled Equity OfferingSM sales agreement, dated March 13, 2017, by and between the Company and Cantor Fitzgerald & Co., as Agent (the “Sales Agreement”).  The Sales Agreement is being filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We have acted as your counsel in connection with the issue and sale by the Company of the Shares. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board of Directors”) in connection with the execution and delivery of the Sales Agreement and the authorization, issuance and sale of the Shares.  We have examined all such documents as we considered necessary to enable us to render this opinion, including but not limited to the Registration Statement, the Prospectus, the Sales Agreement, the Company’s Second Amended and Restated Articles of Incorporation, as amended, and the Company’s Amended and Restated Bylaws, as amended, certain resolutions of the Board of Directors, corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

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In our examination, we have assumed: (a) the legal capacity of all natural persons; (b) the genuineness of all signatures; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies; (e) the authenticity of the originals of such latter documents; (f) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed; and (g) the absence of any undisclosed modifications to the agreements and instruments reviewed by us. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Virginia, including statutory provisions and all applicable provisions of the Virginia Constitution and reported judicial decisions interpreting such laws of the Commonwealth of Virginia.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Registrant in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP